Exhibit 99.1

NEWS RELEASE

Media Contact:
Al Butkus -	(816) 467-3616
Media Relations -	(816) 467-3000
Investor Contact:
Neala Clark -	(816) 467-3562

AQUILA REPORTS THIRD QUARTER NET LOSS, AS EXPECTED;
SLIGHT IMPROVEMENTS IN UTILITY OPERATIONS OFFSET BY WEATHER

Conference Call and Webcast Are Today at 9:30 a.m. Eastern

        KANSAS CITY, MO, November 4, 2004 – Aquila, Inc. (NYSE: ILA) today reported a fully diluted loss of $.44 per share for the third quarter of 2004, or net loss of $116.4 million, compared to a loss of $.87 per fully diluted share, or net loss of $169.9 million, in the 2003 third quarter. The per-share results reflect the issuance of 46.0 million common shares and 13.8 million mandatorily convertible securities in late August 2004. Sales for this year’s quarter totaled $322.4 million, compared to $322.0 million a year earlier.

        “ We’re continuing to make significant progress toward completion of Aquila’s comprehensive repositioning,” said Richard C. Green, chairman and chief executive officer. “In the last three months we settled most of our long-term natural gas contracts, had a successful equity offering, and continued to see our credit profile and cash flow improve.

        “Our main focus today is on our core utility operations in seven states, ” Green said. “ Those businesses have opportunities to increase their rate base and earnings as we make further investments in service infrastructure. Our liquidity is adequate to provide the utilities with working capital and still continue to pay down other obligations.”

        The 2004 third quarter results included a net pretax loss on asset sales and other charges of $114.5 million, primarily related to the termination of three long-term natural gas contracts. Net loss on sale of assets was $90.9 million in the 2003 quarter. In addition, operating expense declined by more than 7 percent compared to a year earlier.

        For the nine months ended September 30, 2004, the company reported a fully diluted loss of $.96 per share, or a net loss of $211.5 million. Results for the first nine months of 2003 were a fully diluted loss of $1.55 per share, or a net loss of $302.4 million. Sales totaled $1.21 billion in both periods.

Domestic Utilities

        Domestic Utilities reported earnings before interest and taxes (EBIT) of $50.7 million in the third quarter of 2004, compared to $45.5 million in the third quarter of 2003. Gross profit rose $5.9 million, reflecting electric rate increases in Missouri and Colorado. The Missouri increase of $37.5 million per year went into effect in April 2004, and the Colorado increase of $8.2 million per year became effective in September 2004. An increase in electric customers produced $1.8 million of additional margin, and costs for fuel and purchased power were $1.6 million lower than in the same period of 2003.

        These improvements in margins were partly offset by $8.1 million as a result of lower electric volumes due to unfavorable weather and other variances. Regulated gas margins decreased $.5 million in the 2004 third quarter compared to a year earlier.

        In June 2004, the company filed for a rate increase totaling $19.2 million for its electric territories in Kansas in order to recover infrastructure improvements and increased maintenance and operating costs. Hearings are expected to be concluded in December 2004 with rates effective in February 2005. On November 1, 2004, Aquila filed a request for a $6.2 million natural gas rate increase in Kansas to recover gas system improvements as well as increased maintenance and operating costs. If approved, the new gas rates would go into effect in the early fall of 2005.

Merchant Services

        Merchant Services recorded a loss before interest and taxes of $178.8 million for the 2004 third quarter, compared to a loss of $156.4 million for the 2003 quarter. Gross loss for the third quarter was $52.7 million in 2004 compared to a gross loss of $49.0 million in 2003.

        This year’s third quarter loss reflects the settlement of price risk management assets and liabilities associated with three long-term gas contracts, resulting in approximately $29.2 million of non-cash losses related to the discounting of Aquila’s remaining trading portfolio; margin losses of $17.7 million related to reversal of margins previously recognized under long-term gas contracts and to payments for replacement gas when the company terminated those contracts. In addition, Merchant Services realized margin losses of $3.9 million resulting from the difference between revenue recognized on remaining long-term gas contracts and the net cost of gas delivered under the contracts; and net margin losses of $9.0 million related to fixed capacity payments that entitled Aquila to generate power at merchant power plants owned by others but brought minimal revenue because of current conditions in the generation market.

        Operating expense decreased $7.8 million in the 2004 third quarter primarily due to reduced legal and other investigation fees, lower surety payments as a result of settling three long-term gas contracts, and reduced staffing needs to manage remaining trading positions and non-regulated generating assets.

        In the 2004 third quarter, Aquila recorded pretax losses of $117.2 million on the termination of three long-term gas supply contracts. In September 2003, the company recorded an impairment loss of $87.9 million to write down its equity investments in independent power plants to their estimated fair value, which was less than their carrying value.

Corporate and Other

        In the third quarter of 2004, Corporate and Other had earnings before interest and taxes of $3.6 million, compared to a loss before interest and taxes of $8.8 million in the 2003 quarter.

        A $2.3 million gain was recorded in the 2004 quarter related to the fair value adjustment of the Everest Connections subsidiary’s target-based put rights liability. Certain shareholders of Everest Connections have the option to sell their share interests to Aquila if Everest does not meet certain financial and operational performance measures (target-based put rights) as of December 31, 2004. If the target-based put rights were exercised, Aquila would be obligated to purchase up to 4.0 million and 4.75 million share interests at a price of $1.00 and $1.10, respectively, for a total potential cost of $9.2 million.

        In the 2003 third quarter, Aquila had a $3.0 million loss on sale of assets, consisting of a $4.0 million impairment charge related to its utility investment in the United Kingdom partly offset by a $1.0 million gain on the sale of its Australian businesses.

        Aquila’s equity in earnings decreased $1.9 million in the 2004 quarter compared to the 2003 quarter due to the sale of its investments in Australia in May and July 2003. Other income increased $7.2 million, mainly due to $11.9 million of foreign currency gains realized in connection with the wind-down of Canadian merchant subsidiaries. This increase was partially offset by $8.7 million of prepayment penalties and fees that Aquila paid in connection with the early retirement of its $430 million three-year secured term loan.

Discontinued Operations

        Aquila reports as discontinued operations the results of its Canadian utility businesses, which it sold in May 2004, and its two consolidated independent power plants, which it sold in March 2004. Total income from discontinued operations, net of tax, for the third quarter of 2004 was $.1 million, which did not impact results per fully diluted share, compared to a loss of $25.7 million or $.13 per share a year earlier. The 2003 results included a net loss on sale of assets resulting from a $47.5 million impairment charge to write down the two consolidated independent power plants to their estimated fair value less selling costs. Also in 2003, other income (expense) included $9.0 million in charges related to Canadian foreign currency transactions.

        Discontinued operations had no income tax expense in the 2004 third quarter, compared to income tax expense of $8.1 million in the 2003 quarter.

Income Tax Benefit

        Aquila’s income tax benefit for the third quarter of 2004 increased by $29.0 million compared to a year earlier. The increase was primarily the result of tax benefits not being recognized on certain 2003 losses as a result of valuation allowances provided.

Net Loss on Sale of Assets and Other Charges

        Aquila recorded a net pretax loss on sale of assets and other charges of $114.5 million in the third quarter of 2004 primarily as the result of terminating long-term natural gas contracts. In the third quarter of 2003, Aquila had a total net pretax loss on sale of assets of $90.9 million. Data for both periods is shown below:

	Three Months Ended September 30,
In millions	2004	2003
Merchant Services:
Long-term gas contract terminations	$117.2	$--
Aries power project and tolling agreement	(.4)	--
Independent power plants	--	87.9

Total Merchant Services	(116.8)	87.9

Corporate and Other:
Midlands Electricity	--	4.0
Australia	--	(1.0)
Other	(2.3)	--

Total Corporate and Other	(2.3)	3.0

Total net loss on sale of assets and other charges	$114.5	$90.9

Liquidity

        The most significant activity impacting Aquila’s working capital is the purchase of natural gas for the company’s gas utility customers. Aquila could experience significant working capital requirements during peak winter heating months due to higher natural gas consumption, potential periods of high natural gas prices and the current requirement to prepay certain gas commodity suppliers and pipeline transportation companies.

        The company anticipates using the combination of its recently completed $110 million, 364-day unsecured revolving credit facility, $125 million revolving credit facility secured by accounts receivable, and cash on hand to meet its peak winter working capital requirements.

Collateral

        As of September 30, 2004, Aquila had posted collateral in the form of cash or cash-collateralized letters of credit for the following:

In millions	September 30, 2004
Trading positions	$126.8
St. Paul/Travelers deposit for APEA II gas contract	136.5
Utility cash collateral requirements	76.4
Elwood tolling contract	37.8
Insurance and other	28.2

Total Funds on Deposit	$405.7

        Collateral requirements for Aquila’s remaining trading positions will fluctuate based on movements in commodity prices and its portfolio position, and are expected to be returned to the company as the trading positions settle in the future. The company is also required to post collateral to certain commodity and pipeline transportation vendors. The amount fluctuates based on natural gas prices and projected volumetric deliveries. The return of this collateral depends on Aquila achieving a stronger credit profile.

        Aquila has been required to post collateral related to its Elwood tolling contract until the company either successfully restructures the contract or obtains investment-grade ratings from certain major rating agencies. Aquila will not be required to post any additional collateral related to this contract.

        On August 18, 2004, Standard & Poor’s upgraded Aquila’s senior unsecured debt rating from CCC+ to B-. On September 13, 2004, Moody’s Investors Service upgraded the company’s senior unsecured debt rating from Caa1 to B2. However, these actions had no impact on Aquila’s liquidity or collateral position.

Long-Term Gas Obligations

        In the third quarter of 2004, Aquila terminated three contracts representing 75 percent of the company’s long-term natural gas supply contract obligations.

        On July 30, the company reached an agreement with the Municipal Gas Authority of Mississippi (MGAM) on the termination of Aquila’s long-term natural gas supply contract with MGAM, which was guaranteed by St. Paul Travelers. As a result, Aquila was required to pay St. Paul Travelers and MGAM approximately $92.6 million under the liquidated damages and other provisions of the gas supply contract and termination agreement.

        On August 13, Aquila reached an agreement with American Public Energy Agency (APEA) on the termination of the company’s APEA III and APEA IV long-term gas supply contracts with APEA, which were guaranteed by two subsidiaries of the Chubb Group of Insurance Companies. As a result, Aquila was required to pay Chubb and APEA approximately $488.2 million under the liquidated damages and other provisions of the gas supply contract and termination agreement.

        Aquila recorded a pretax charge of $117.2 million, or $73.2 million after tax, on the termination of these three contracts. The company expects to terminate the APEA II contract and record an additional pretax loss of approximately $42.4 million in the fourth quarter of 2004. Negotiations with APEA regarding a final settlement agreement are in progress.

        In addition, in the 2004 third quarter the realization of the price risk management assets and liabilities associated with the terminated long-term gas contracts, and the related commodity hedges that were terminated, resulted in non-cash mark-to-market losses of $29.2 million. The losses were primarily related to the discounting of the company’s trading portfolio, $11.7 million for margin recorded on these contracts, and $6.0 million of replacement gas payments under the contracts’ termination provisions. Aquila expects to record additional margin losses of $17.5 million in connection with the termination of APEA II in the fourth quarter of 2004.

Conference Call, Webcast and Additional Information

        Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2004 third quarter results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click on “Investor Information” and then the link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, online replays will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through November 11 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11012130 when prompted.

        The company filed its third quarter report on Form 10-Q yesterday. The report and other current and historical financial information are available at www.aquila.com. Click on “Annual/Quarterly Reports” in the “Investor Information” section.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At September 30, 2004, Aquila had total assets of $5.3 billion. More information is available at www.aquila.com.

“EBIT”

        Aquila uses the term “earnings before interest and taxes (EBIT)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended Sept. 30,		9 Mos. Ended Sept. 30,
In millions, except per share amounts	2004	2003	2004	2003
Sales	$322.4	$322.0	$1,210.9	$1,212.2
Cost of sales	190.9	193.3	845.1	826.1

Gross profit	131.5	128.7	365.8	386.1

Operating expenses:
Operating expenses	112.8	122.2	364.4	403.9
Restructuring charges	--	.6	.9	27.7
Net loss on sale of assets and other charges	114.5	90.9	136.2	191.7
Depreciation and amortization expense	37.5	38.6	112.3	123.8

Total operating expenses	264.8	252.3	613.8	747.1

Other income (expense):
Equity in earnings of investments	--	(.1)	2.1	61.0
Other income	8.8	4.0	14.8	67.3

Total other income (expense)	8.8	3.9	16.9	128.3

Earnings (loss) before interest and taxes	(124.5)	(119.7)	(231.1)	(232.7)

Interest expense	71.6	75.1	199.4	206.9

Loss from continuing operations before income
taxes	(196.1)	(194.8)	(430.5)	(439.6)
Income tax benefit	(79.6)	(50.6)	(162.3)	(125.7)

Loss from continuing operations	(116.5)	(144.2)	(268.2)	(313.9)
Earnings (loss) from discontinued operations, net of tax	.1	(25.7)	56.7	11.5

Net loss	$(116.4)	$(169.9)	$(211.5)	$(302.4)

Weighted average shares outstanding - diluted *	260.5	195.1	217.3	194.6

Loss per share from continuing operations -
diluted	$(.44)	$(.74)	$(1.22)	$(1.61)
Earnings (loss) per share from
discontinued operations - diluted	--	(.13)	.26	.06

Net loss per share - diluted	$(.44)	$(.87)	$(.96)	$(1.55)

*	Weighted average shares outstanding increased in the three and nine months ended September 30, 2004 as a result of the issuance of 46.0 million shares and 13.8 million mandatorily convertible securities on August 24, 2004.

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	3 Months Ended Sept. 30,
In millions	2004	2003	Favorable (Unfavorable)
Domestic Utilities	$50.7	$45.5	$5.2
Merchant Services	(178.8)	(156.4)	(22.4)
Corporate and Other:
International Networks	.3	3.7	(3.4)
Communications	1.6	(1.0)	2.6
Quanta Services	--	--	--
Corporate	1.7	(11.5)	13.2

Total Corporate and Other	3.6	(8.8)	12.4

Total EBIT	(124.5)	(119.7)	(4.8)
Interest expense	71.6	75.1	3.5

Loss from continuing operations
before income taxes	$(196.1)	$(194.8)	$(1.3)

	9 Months Ended Sept. 30,
In millions	2004	2003	Favorable (Unfavorable)
Domestic Utilities	$123.7	$131.4	$(7.7)
Merchant Services	(344.7)	(391.0)	46.3
Corporate and Other:
International Networks	.6	17.0	(16.4)
Communications	2.7	(6.6)	9.3
Quanta Services	--	.3	(.3)
Corporate	(13.4)	16.2	(29.6)

Total Corporate and Other	(10.1)	26.9	(37.0)

Total EBIT	(231.1)	(232.7)	1.6
Interest expense	199.4	206.9	7.5

Loss from continuing operations
before income taxes	$(430.5)	$(439.6)	$9.1

AQUILA, INC.

Consolidated Balance Sheets

In millions	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$538.0	$601.7
Restricted cash	24.7	249.2
Funds on deposit	405.7	382.5
Accounts receivable, net	312.8	598.4
Price risk management assets	279.4	311.0
Other current assets	365.3	344.1
Current assets of discontinued operations	--	231.9

Total current assets	1,925.9	2,718.8

Property, plant and equipment, net	2,759.1	2,752.7
Investments in unconsolidated subsidiaries	2.1	312.9
Price risk management assets	292.6	492.6
Other assets	316.8	382.9
Non-current assets of discontinued operations	8.6	1,059.2

Total Assets	$5,305.1	$7,719.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$172.2	$414.8
Short-term debt	220.0	--
Accounts payable	237.3	488.2
Price risk management liabilities	248.5	290.1
Other current liabilities	346.4	699.7
Current liabilities of discontinued operations	--	368.5

Total current liabilities	1,224.4	2,261.3

Long-term debt, net	2,126.7	2,291.2
Deferred income taxes and credits	189.2	376.2
Price risk management liabilities	245.4	383.5
Long-term gas contracts, net	117.3	586.3
Other liabilities	183.7	273.9
Non-current liabilities of discontinued operations	--	187.4
Common shareholders' equity	1,218.4	1,359.3

Total Liabilities and Shareholders' Equity	$5,305.1	$7,719.1

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